Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268941

PROSPECTUS

BLUE OWL CAPITAL INC.

52,148,660 CLASS A SHARES

This prospectus relates to the offer and sale from time to time by the selling stockholders (the “Selling Holders”) of up to 52,148,660 Class A Shares (as defined in this prospectus) issuable upon the exchange of Common Units (as defined in this prospectus) (including the Oak Street Earnout Units (as defined in this prospectus)) and the cancellation of an equal number of Class C Shares (as defined in the prospectus) (including Class C Shares that may be issued upon vesting of the Oak Street Earnout Units), issued or issuable in connection with the Merger Agreement (as defined in this prospectus). We will not receive any proceeds from the sale of Class A Shares by the Selling Holders pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the securities, except that the Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the Class A Shares. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A Shares.

Our Class A Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “OWL.” On January 3, 2023, the closing price of our Class A Shares was $10.09 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2023.

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INFORMATION INCORPORATED BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022 (our “Annual Report”);

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May  5, 2022, August  4, 2022 and November 4, 2022, respectively (our “Quarterly Reports”);

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Our Current Reports on Form 8-K, filed with the SEC on (i)  December 30, 2021 (excluding Item 7.01 and Exhibit 99.1 thereof), as amended by Amendment No. 1 to Form 8-K filed on March  11, 2022, (ii) February  11, 2022, (iii) February  15, 2022, (iv) February  17, 2022 (excluding Item 2.02 and Exhibit 99.1 thereof), (v) April  11, 2022, (vi) May  5, 2022 (excluding Item 2.02 and Exhibits 99.1 and 99.2 thereof), (vii) May 20, 2022 (excluding Item 7.01), (viii) June  2, 2022, (ix) June  10, 2022, (x) June  15, 2022, (xi) July  18, 2022, (xii) August  4, 2022 (excluding Item 2.02 and Exhibits 99.1 and 99.2 thereof), (xiii) August  24, 2022, (xiv) November 4, 2022 (excluding Item 2.02 and Exhibits 99.1 and 99.2 thereof), and (xv) November 15, 2022; and

•	The description of our securities filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 5, 2022.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus.

We have filed with the SEC this registration statement under the Securities Act of 1933, as amended, covering the Class A Shares to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Our filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.blueowl.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Blue Owl Capital Inc.

399 Park Avenue

38th Floor

New York, NY 10022

(212) 419-3000

Attn: Office of the Secretary

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

SELECTED DEFINITIONS

This prospectus has been prepared using a number of stylistic conventions, which you should consider when reading the information herein or therein. Unless otherwise expressly stated or, unless the context otherwise requires, references in this prospectus to:

•	“Altimar” refers to Altimar Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company.

•	“Altimar Founders” refers to Altimar Sponsor and certain equityholders of Altimar.

•	“Altimar Sponsor” refers to Altimar Sponsor LLC, a Delaware limited liability company.

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“AUM” refers to the assets that we manage, and are generally equal to the sum of (i) net asset value (“NAV”); (ii) drawn and undrawn debt; (iii) uncalled capital commitments; and (iv) total managed assets for certain Real Estate products.

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“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 23, 2020 (as amended by that Amendment to Business Combination Agreement, dated as of January 4, 2021, Second Amendment to Business Combination Agreement, dated as of March 25, 2021, and Third Amendment to Business Combination Agreement, dated as of April 11, 2021, as the same has been or may be further amended, modified, supplemented or waived from time to time in accordance with its terms), by and among Altimar, Owl Rock Capital Group LLC, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger.

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“Blue Owl,” “Company,” “Registrant,” “our,” “we” or “us” refers to Blue Owl Capital Inc., a Delaware corporation and the combined company following the consummation of the Business Combination, and its consolidated subsidiaries.

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“Blue Owl Capital GP” refers to Blue Owl Capital GP LLC, a Delaware limited liability company and a directly or indirectly wholly owned subsidiary of Blue Owl that hold Blue Owl’s interests in the Blue Owl Operating Partnerships.

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“Blue Owl Capital GP Holdings” refers to Blue Owl Capital GP Holdings LLC, a Delaware limited liability company and a directly or indirectly wholly owned subsidiary of Blue Owl that hold Blue Owl’s interests in the Blue Owl Operating Partnerships.

•	“Blue Owl Carry” refers to Blue Owl Capital Carry LP, a Delaware limited partnership.

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“Blue Owl Carry Common Units” refers to the Common Units (as defined in that certain Second Amended and Restated Agreement of Limited Partnership of Blue Owl Carry, dated as of October 22, 2021, as amended, amended and restated, modified, supplemented or waived) of Blue Owl Carry, having the rights and preferences set forth in such agreement.

•	“Blue Owl Holdings” refers to Blue Owl Capital Holdings LP, a Delaware limited partnership.

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“Blue Owl Holdings Common Units” means Common Units (as defined in that certain Second Amended and Restated Agreement of Limited Partnership of Blue Owl Holdings, dated as of October 22, 2021, as amended, amended and restated, modified, supplemented or waived) of Blue Owl Holdings, having the rights and preferences set forth in such agreement.

•	“Blue Owl GP” refers collectively to Blue Owl Capital GP Holdings and Blue Owl Capital GP.

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“Blue Owl Limited Partnership Agreements” refers to the amended and restated limited partnership agreements of Blue Owl Carry and Blue Owl Holdings, as the same may be amended, modified, supplemented or waived from time to time in accordance with their terms.

•	“Blue Owl Operating Partnerships” refers to Blue Owl Carry and Blue Owl Holdings, collectively.

•	“Board” refers to Blue Owl’s board of directors.

•	“Business Combination” refers to the transactions contemplated by the BCA.

•	“Business Combination Date” refers to May 19, 2021.

•	“Class A Shares” refers to the Class A common stock, par value $0.0001 per share, of the Company.

•	“Class B Shares” refers to the Class B common stock, par value $0.0001 per share, of the Company.

•	“Class C Shares” refers to the Class C common stock, par value $0.0001 per share, of the Company.

•	“Class D Shares” refers to the Class D common stock, par value $0.0001 per share, of the Company.

•	“Class E Shares” refers to the Class E common stock, par value $0.0001 per share, of the Company.

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“Class E-1 Shares” refers to the Class E-1 common stock of the Company. The Series E-1 Class E Shares had a Class E Triggering Event (as defined in our certificate of incorporation) on July 21, 2021, which occurred when the volume weighted-average price of a Class A Share exceeded $12.50 for 20 consecutive trading days, at which time 7,495,432 Class E Shares were converted into an equal number of Class A Shares.

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“Class E-2 Shares” refers to the Class E-2 common stock of the Company. The Series E-2 Class E Shares had a Class E Triggering Event on November 3, 2021, which occurred when the volume weighted-average price of a Class A Share exceeded $15.00 for 20 consecutive trading days, at which time 7,495,432 Class E Shares were converted into an equal number of Class A Shares.

•	“Closing” refers to the closing of the Business Combination.

•	“common stock” refers to the Class A Shares, the Class B Shares, the Class C Shares and the Class D Shares, collectively.

•	“Common Units” refers to the Blue Owl Holdings Common Units and Blue Owl Carry Common Units, collectively

•	“DGCL” refers to the General Corporation Law of the State of Delware, as amended.

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“Direct Lending” refers to our Direct Lending products, which offer private credit solutions to middle-market companies through four investment strategies: diversified lending, technology lending, first lien lending and opportunistic lending. Direct Lending products are managed by the Owl Rock division of Blue Owl.

•	“dollars” or “$” refers to U.S. dollars.

•	“Dyal Capital” refers the Dyal Capital Partners business, which was acquired from Neuberger Berman Group LLC in connection with the Business Combination, and is now a division of Blue Owl.

•	“Dyal Equityholders” refers to Neuberger, the Dyal Principals and any other holders of Dyal Capital equity interests.

•	“Dyal Principals” refers to Michael Rees, Sean Ward and Andrew Laurino.

•	“Electing Owl Rock Equityholders” refers to the Owl Rock Equityholders who elect to receive Common Units in connection with the Business Combination in lieu of common stock of Blue Owl.

•	“Financial Statements” refers to the consolidated and combined financial statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2021.

•	“FINRA” refers to the Financial Industry Regulatory Authority, Inc.

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“First Oak Street Earnout Units” refers to an aggregate of 13,037,165 Common Units issued to the Selling Holders pursuant to the Merger Agreement, which will vest upon the occurrence of the First Oak Street Triggering Event as set forth in the Merger Agreement.

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“First Oak Street Triggering Event” refers to the achievement of quarterly management fee revenues in any fiscal quarter prior to January 1, 2025 from existing and future Oak Street products equal to or greater than $22,000,000, subject to the terms and conditions set forth in the Merger Agreement.

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“FPAUM” refers to the AUM on which management fees are earned. For our BDCs, FPAUM is generally equal to total assets (including assets acquired with debt but excluding cash). For our other Direct Lending products, FPAUM is generally equal to NAV or investment cost. FPAUM also includes uncalled committed capital for products where we earn management fees on such uncalled committed capital. For our GP Capital Solutions products, FPAUM for the GP minority equity investments strategy is generally equal to capital commitments during the investment period and the cost of unrealized investments after the investment period. For GP Capital Solutions’ other strategies, FPAUM is generally equal to investment cost. For Real Estate, FPAUM is generally based on total assets (including assets acquired with debt).

•	“GAAP” refers to United States generally accepted accounting principles, consistently applied.

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“GP Capital Solutions” refers to our GP Capital Solutions products, which primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms through three existing and one emerging investment strategies: GP minority equity investments, GP debt financing, professional sports minority investments and co-investments and structured equity. GP Capital Solutions products are managed by the Dyal Capital division of Blue Owl.

•	“GP Holdings” refers to OSREC GP Holdings, LP, a Delaware limited partnership.

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“GP minority equity investments strategy” refers to the investment strategy of certain Dyal Capital funds that primarily relates to acquiring minority equity interests in investment management businesses or fund sponsors.

•	“Investment Company Act” refers to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

•	“Investor Rights Agreement” refers to the Investor Rights Agreement between Blue Owl, Altimar Sponsor, the Altimar Founders and certain of the Owl Rock Equityholders and Dyal Equityholders.

•	“IPO” refers to Altimar’s initial public offering of its units, public shares and public warrants pursuant to the IPO registration statement and completed on October 27, 2020.

•	“Irish Oak” refers to Irish Oak OTV, LLC, an Illinois limited liability company.

•	“Key Individuals” refers to each of Douglas Ostrover, Marc Lipschultz and Michael Rees.

•	“Management Company” refers to Oak Street Real Estate Capital, LLC, an Illinois limited liability company.

•	“Management Company Merger Sub” refers to Flyer Merger Sub I, LLC, a Delaware limited liability company and an indirect subsidiary of Blue Owl.

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“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of October 17, 2021 (as amended by that First Amendment to Agreement and Plan of Merger, dated as of December 23, 2021, as the same has been or may be further amended, modified, supplemented or waived from time to time in accordance with its terms), by and among Blue Owl, Blue Owl Capital GP, the Blue Owl Operating Partnerships, the Merger Subs, Management Company, GP Holdings, SASC Feeder and Augustus, LLC.

•	“Merger Subs” refers to SASC Merger Sub and Management Company Merger Sub, collectively.

•	“Neuberger” refers to Neuberger Berman Group LLC, a Delaware limited liability company.

•	“NYSE” refers to the New York Stock Exchange.

•	“Oak Street” refers to the investment advisory business of Oak Street Real Estate Capital, LLC that was acquired on December 29, 2021, and is now a division of Blue Owl.

•	“Oak Street Earnout Units” refers collectively the First Oak Street Earnout Units and the Second Oak Street Earnout Units.

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“Oak Street Investor Rights Agreement” refers to the Investor Rights Agreement, dated as of December 29, 2021, by and among Blue Owl, Blue Owl Capital GP, the Blue Owl Operating Partnerships, each of Douglas Ostrover, Marc Lipschultz, Michael Rees and Marc Zahr.

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“Oak Street Registration Rights Agreement” refers to the Registration Rights Agreement, dated as of December 29, 2021, by and among Blue Owl, Marc Zahr, OSREC Feeder and each other person who has or may become party to such agreement from time to time.

•	“Oak Street Triggering Events” refers collectively to the First Oak Street Triggering Event and the Second Oak Street Triggering Event.

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“our BDCs” refers to our business development companies, as regulated under the Investment Company Act of 1940, as amended: Owl Rock Capital Corporation (NYSE: ORCC) (“ORCC”), Owl Rock Capital Corporation II (“ORCC II”), Owl Rock Capital Corporation III (“ORCC III”), Owl Rock Technology Finance Corp. (“ORTF”), Owl Rock Technology Finance Corp. II (“ORTF II”), Owl Rock Core Income Corp. (“ORCIC”) and Owl Rock Technology Income Corp. (“ORTIC”).

•	“OSREC Feeder” refers to OSREC Feeder, LP, a Delaware limited partnership.

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“Owl Rock” refers collectively to the combined businesses of Owl Rock Capital Group LLC (“Owl Rock Capital Group”) and Blue Owl Securities LLC (formerly, Owl Rock Capital Securities LLC), which was the predecessor of Blue Owl for accounting and financial reporting purposes. References to the Owl Rock division refer to Owl Rock Capital Group and its subsidiaries that manage our Direct Lending products.

•	“Owl Rock Capital” refers to a carve-out of Owl Rock Group and its consolidated operating subsidiaries (excluding certain assets) after giving effect to a pre-Closing reorganization.

•	“Owl Rock Capital Partners” refers to Owl Rock Capital Partners LP, a Delaware limited partnership and indirect equityholder in, and managing member of, Owl Rock.

•	“Owl Rock Equityholders” refers to the Owl Rock Principals, Owl Rock Feeder and certain other direct and indirect third-party holders of equity interests in Owl Rock Capital.

•	“Owl Rock Feeder” refers to Owl Rock Capital Feeder LLC, a Delaware limited liability company.

•	“Owl Rock Group” refers to Owl Rock Capital Group LLC, a Delaware limited liability company.

•	“Owl Rock Principals” refers to Douglas I. Ostrover, Marc S. Lipschultz, Craig W. Packer and Alan J. Kirshenbaum.

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“permanent capital” refers to capital of our products that do not have ordinary redemption provisions or a requirement to exit investments after a prescribed period of time and to return to investors the proceeds representing the capital invested in such investments, except as required by applicable law or pursuant to redemption requests that can only be made after significant lock-up periods. Such products may be required, or elect, to return all or a portion of capital gains and investment income. Permanent capital may be subject to management fee step downs or roll-offs over time.

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“Principals” refers to our founders and senior members of management who hold, or in the future may hold, Class B Shares and Class D Shares. Class B Shares and Class D Shares collectively represent 80% of the total voting power of all shares.

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“Private Placement Warrants” or “Warrants” refers to the warrants acquired by Altimar Sponsor for an aggregate purchase price of $7,000,000 in a private placement simultaneously with the closing of the IPO, which were subsequently converted into warrants to purchase Blue Owl Class A Shares in connection with the Business Combination.

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“Real Estate” refers, unless context indicates otherwise, to our Real Estate products, which primarily focus on providing investors with predictable current income, and potential for appreciation, while focusing on limiting downside risk through a unique net lease platform. Real Estate products are managed by the Oak Street division of Blue Owl.

•	“SASC Feeder” refers to SASC Feeder, LP, a Delaware limited partnership.

•	“SASC Merger Sub” refers to Flyer Merger Sub II, LP, a Delaware limited partnership and an indirect subsidiary of Blue Owl.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

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“Second Oak Street Earnout Units” refers to an aggregate of 13,037,165 Common Units issued to the Selling Holders pursuant to the Merger Agreement, which will vest upon the occurrence of the Second Oak Street Triggering Event as set forth in the Merger Agreement.

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“Second Oak Street Triggering Event” refers to the achievement of quarterly management fee revenues in any fiscal quarter prior to January 1, 2026 from existing and future Oak Street products equal to or greater than $28,000,000, subject to the terms and conditions set forth in the Merger Agreement.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•	“Seller Earnout Shares” refers to the Class E-1 Shares and Class E-2 Shares, collectively.

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“Seller Earnout Units” refers to the Series E-1 Units and Series E-2 Units of each of Blue Owl Holdings and Blue Owl Carry that were issued to the Dyal Equityholders and the Electing Owl Rock Equityholders in connection with the Business Combination in lieu of Seller Earnout Shares. The Seller Earnout Units had Class E Triggering Events consistent with the Seller Earnout Shares as described above.

•	“Warrant Agent” refers to Computershare Trust Company, N.A. and Computershare Inc.

We disclose certain financial measures in this prospectus that are calculated and presented using methodologies other than in accordance with GAAP. We believe that providing these performance measures on a supplemental basis to our GAAP results is helpful to stockholders in assessing the overall performance of Blue Owl’s businesses. These financial measures should not be considered as a substitute for similar financial measures calculated in accordance with GAAP, if available. We caution readers that these non-GAAP financial measures may differ from the calculations of other investment managers, and as a result, may not be comparable to similar measures presented by other investment managers.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, future events, operations and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “projects,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks, uncertainties (some of which are beyond our control) or other assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Some of these factors are described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the risk factors and other cautionary statements that are included in this prospectus and in our other periodic filings. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should carefully read this entire prospectus, including all of the information incorporated by reference herein, including the information set forth under the heading “Risk Factors” and our Financial Statements.

Blue Owl is a global alternative asset manager with $132.1 billion in AUM as of September 30, 2022. Anchored by a strong permanent capital base, the firm deploys private capital across Direct Lending, GP Capital Solutions and Real Estate strategies on behalf of institutional and private wealth clients. Blue Owl’s flexible, consultative approach helps position the firm as a partner of choice for businesses seeking capital solutions to support their sustained growth. The firm’s management team is comprised of seasoned investment professionals with more than 25 years of experience building alternative investment businesses. Blue Owl employs over 520 people across 10 offices globally.

Blue Owl was formed through the combination of Owl Rock and Dyal Capital in May 2021, at which time these businesses merged with and into Altimar, a blank check, special purpose acquisition company. The combination of Owl Rock and Dyal Capital creates a platform primed to continue servicing these markets. On December 29, 2021, we acquired Oak Street, which expanded our firm’s offerings to include real estate-focused products. On April 1, 2022, we acquired Wellfleet Credit Partners LLC (“Wellfleet”) from affiliates of Littlejohn & Co., LLC, expanding our existing platform of credit solutions.

Our breadth of offerings and permanent capital base enable us to offer a differentiated, holistic platform of capital solutions to middle market companies, large alternative asset managers and corporate real estate owners and tenants. We provide these solutions through our permanent capital vehicles, as well as long-dated private funds, that we believe provide our business with a high degree of earnings stability and predictability. Our permanent capital vehicles are products that do not have ordinary redemption provisions or a requirement to exit investments after a prescribed period of time to return invested capital to investors, except as required by applicable law or pursuant to redemption requests that can only be made after significant lock-up periods. For the quarter ended September 30, 2022, approximately 93% of our management fees were earned from permanent capital vehicles.

Our global, high-caliber, investor base includes a diversified mix of institutional investors, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals, asset managers and insurance companies, as well as retail clients, accessed through many well-known wealth management firms. We have continued to grow our investor base and presence in the growing private markets and alternative asset management sector by emphasizing our disciplined investment approach, client service, and portfolio performance.

While we currently offer Direct Lending, GP Capital Solutions and Real Estate products across three divisions (Owl Rock, Dyal Capital and Oak Street), our management takes a one-firm approach when making operating decisions and determining how to allocate resources. As a result, we currently operate as a single reportable segment. Management regularly reviews our revenues by product line and our expenses by type at the total firm level (e.g., compensation and benefits; general, administrative and other expenses), and therefore we have presented details of our operating results throughout this prospectus consistent with how management reviews our results.

Our revenues are generated primarily from the investment advisory and administrative services agreements we have with our products. See Note 2 to our Financial Statements for a detailed description of how we earn our revenues and the significant impact that our FPAUM has on the amount of revenues we earn each period. Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in our most recent Annual Report on Form 10-K presents additional information on our revenues and operating results, as well as historical AUM and performance information for certain of our products; such information should be read in conjunction with this description of our business.

Our Class A Shares are listed on the NYSE under the symbol “OWL.” Our principal executive offices are located at 399 Park Avenue, 38th Floor, New York, NY 10022 and our telephone number at that address is (212) 419-3000. Our website is located at www.blueowl.com. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, our website and the information contained on our website are not a part of this prospectus or any applicable prospectus supplement, and you should not rely on any such information in making your decision whether to invest in the securities covered by this prospectus.

The Offering

The following information is as of September 30, 2022, and does not give effect to issuances of our Class A Shares after such date.

Issuer	Blue Owl Capital Inc.

Class A Shares offered by the Selling Holders	Up to 52,148,660 Class A Shares issuable upon the exchange of Common Units (including the Oak Street Earnout Units) and the cancellation of an equal number of Class C Shares (including Class C Shares that may be issued upon vesting of the Oak Street Earnout Units).

Use of proceeds	We will not receive any of the proceeds from the sale of the Class A Shares by the Selling Holders.

Market for our shares of common stock	Our Class A Shares are currently listed on the NYSE under the symbol “OWL.”

Risk factors	Any investment in the Class A Shares offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

Investing in our Class A Shares involves risks. Before you make a decision to buy our Class A Shares, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such Class A Shares. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our Class A Shares could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS

All of the Class A Shares offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the Class A Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Class A Shares covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 52,148,660 Class A Shares issuable upon the exchange of Common Units (including the Oak Street Earnout Units) and the cancellation of an equal number of Class C Shares (including Class C Shares that may be issued upon vesting of the Oak Street Earnout Units). The Selling Holders may from time to time offer and sell any or all of the Class A Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Holders’ interest in the Class A Shares other than through a public sale.

The Selling Holders acquired the Common Units and Oak Street Earnout Units in connection with the Merger Agreement. Pursuant to the Oak Street Registration Rights Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale the Class A Shares issuable to the Selling Holders pursuant to the Merger Agreement. See “Description of Securities—Stockholder Registration Rights.”

The following table and the accompanying footnotes set forth, as of December 16, 2022, the maximum number of Class A Shares eligible for resale by the Selling Holders under this prospectus based primarily on information initially provided to us by the Selling Holders. The Selling Holders may in the future sell or transfer some or all of the securities indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus.

	Class A Shares Beneficially Owned Prior to Offering		Class A Shares Offered		Class A Shares Beneficially Owned After the Offered Shares are Sold
	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%
OSREC Feeder, LP(2)	45,507,772	3.1%	45,507,772	3.1%	—	—
Irish Oak OTV, LLC(3)	6,640,888	*	6,640,888	*	—	—

*	Less than 1%.
(1)

Based on 1,445,814,643 Class A Shares (including: (i) 445,131,351 Class A Shares outstanding as of December 16, 2022, (ii) 629,402,505 Class A Shares issuable upon exchange of Common Units and cancellation of Class C Shares currently outstanding, (iii) 319,132,127 Class A Shares that may be issued upon the sale of the Class B Shares issuable upon the exchange of Common Units and cancellation of corresponding Class D Shares currently outstanding and (iv) 52,148,660 Class A Shares issuable upon exchange of Common Units (including the Oak Street Earnout Units) and the cancellation of Class C Shares (including Class C Shares that may be issued in respect of the Oak Street Earnout Units) currently outstanding. Ownership percentages do not include Class A Shares issuable upon the exercise of warrants or pursuant to the Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan.

(2)

Consists of 45,507,772 Class A Shares issuable upon the exchange of Common Units (including the Oak Street Earnout Units) and the cancellation of an equal number of Class C Shares (including an aggregate of 22,753,886 Class C Shares that may be issued to OSREC Feeder upon vesting of Oak Street Earnout Units held by OSREC Feeder). OSREC Feeder holds such securities on behalf of Augustus, LLC, an investment vehicle controlled by Marc Zahr. Augustus, LLC has voting and investment power over such securities. Mr. Zahr is a Senior Managing Director and the President of Oak Street, a member of Blue Owl’s Executive Committee and a member of Blue Owl’s Board of Directors. The address of OSREC Feeder and Augustus, LLC is 30 N. Lasalle, Suite 4140, Chicago, Illinois 60602.

(3)

Consists of 6,640,888 Class A Shares issuable upon the exchange of Common Units (including the Oak Street Earnout Units) and the cancellation of an equal number of Class C Shares (including an aggregate of 3,320,444 Class C Shares that may be issued to Irish Oak upon vesting of Oak Street Earnout Units held by Irish Oak). Irish Oak, an investment vehicle controlled by Larissa Herczeg, holds such securities on her behalf. Larissa Herczeg is a Managing Partner of Oak Street and a member of Oak Street’s Investment Committee. The address of Irish Oak is 30 N. Lasalle, Suite 4140, Chicago, Illinois 60602.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Holders from time to time of up to 52,148,660 Class A Shares issuable upon the exchange of Common Units (including the Oak Street Earnout Units) and the cancellation of an equal number of Class C Shares (including Class C Shares that may be issued upon vesting of the Oak Street Earnout Units).

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in the registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distributions by a Selling Holder or its affiliates to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Holders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Holder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the name of the Selling Holders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Blue Owl’s Class A Shares are currently listed on the NYSE under the symbol “OWL.”

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by such Selling Holder or borrowed from such Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from such Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, a Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A Shares. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our Class A Shares that will hold our Class A Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our Class A Shares and any consideration received by a holder in consideration for the sale or other disposition of our Class A Shares will be in U.S. dollars. This summary deals only with Class A Shares that are held by a non-U.S. holder (as defined below).

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our Class A Shares (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

But such term generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A Shares (even if the non-U.S. holder is treated as a non-resident alien individual). If you are such an individual, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Class A Shares.

This summary is based upon U.S. federal income tax laws as of the date hereof, which are subject to change or differing interpretation, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. In particular, this discussion does not address the effects of the alternative minimum tax, the Medicare tax on certain net investment income, or the effects of Section 451 of the Code. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our Class A Shares, the tax treatment of a partner, member or other beneficial owner in such entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the entity, and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership (or other pass-through entity) that holds our Class A Shares, you are urged to consult your own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our Class A Shares.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, all of which are subject to change or differing interpretation, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your own tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES. EACH PROSPECTIVE INVESTOR IN OUR CLASS A SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. STATE OR LOCAL TAX LAWS, ANY U.S. FEDERAL NON-INCOME TAX LAWS, AND NON-U.S. TAX LAWS.

Dividends

In general, any distributions we make to a non-U.S. holder of Class A Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. If such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30% unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as discussed below). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its Class A Shares and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis in its Class A Shares, as gain realized from the sale or other disposition of the Class A Shares, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Shares,” below.

The 30 % withholding tax described above generally does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. holder receiving dividends that are effectively connected with such holder’s conduct of a U.S. trade or business may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate as may apply under an applicable income tax treaty).

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Shares

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Shares, unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition or (ii) the period that the non-U.S. holder held our Class A Shares, and, in the case where Class A Shares are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our Class A Shares at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the Class A Shares.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. holder that is treated as a non-U.S. corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or such lower rate as may apply under an applicable income tax treaty).

If the second bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Shares from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition if such Class A Shares are not treated as regularly traded on an established securities market. We believe that we are not and have not been at any time since our formation a “United States real property holding corporation” and, while no assurances can be given in this regard, we do not expect to be treated as a “United States real property holding corporation” in the future.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A Shares. Copies of these information returns and any withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of a treaty or agreement. A non-U.S. holder generally will have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles and financial intermediaries) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) and withholding obligations have been satisfied by, or an exemption applies to, the payee. Any such payee typically certifies as to any such exemption by the delivery of a properly completed applicable IRS Form W-8. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. While the above withholding tax under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that would produce U.S.-source interest or dividends (including our Class A Shares) beginning on January 1, 2019, the U.S. Department of the Treasury has released proposed regulations that eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. Prospective investors should consult their own tax advisors regarding the effects of FATCA on their investment in our Class A Shares.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of Blue Owl’s securities does not purport to be complete and is subject to our certificate of incorporation, our bylaws, the Investor Rights Agreement, Oak Street Investor Rights Agreement and the provisions of applicable law.

Authorized Capitalization

General

Our certificate of incorporation authorizes the issuance of 4,906,875,000 shares of capital stock, par value $0.0001 per share, of Blue Owl, consisting of:

•	2,500,000,000 Class A Shares,

•	350,000,000 Class B Shares,

•	1,500,000,000 Class C Shares,

•	350,000,000 Class D Shares,

•	100,000,000 Class E Shares, which consists of 50,000,000 Series E-1 Shares and 50,000,000 Series E-2 Shares; and

•	100,000,000 shares of preferred stock.

On July 21, 2021, all shares of our Class E-1 common stock automatically converted into Class A Shares and all of our Class E-1 Seller Earnout Units converted into Common Units with the holders thereof receiving an equal number of Class C Shares or Class D Shares, as applicable, following the occurrence of a Class E Triggering Event.

On November 3, 2021, all shares of our Class E-2 common stock automatically converted into Class A Shares and all of our Class E-2 Seller Earnout Units converted into Common Units with the holders thereof receiving an equal number of Class C Shares or Class D Shares, as applicable, following the occurrence of a Class E Triggering Event.

As of December 16, 2022, we had: (i) 445,131,351 Class A Shares outstanding, (ii) zero Class B Shares outstanding, (iii) 629,402,505 Class C Shares outstanding, (iv) 319,132,127 Class D Shares outstanding, (v) zero Class E Shares outstanding and (vi) zero shares of preferred shares outstanding.

The following summary describes all material provisions of our securities. We urge you to read our certificate of incorporation, our bylaws, the Investor Rights Agreement, Oak Street Investor Rights Agreement and the provisions of applicable law.

Common Stock

Class A Shares

Voting rights. Each holder of Class A Shares is entitled to one vote for each Class A Share held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Shares vote together with the holders of Class B Shares, Class C Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, subject to the Investor Rights Agreement, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class A Shares is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.

Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A Shares are entitled to receive, ratably with other Participating Shares (as defined in our certificate of incorporation), such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A Shares are entitled to share ratably with the other Participating Shares in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A Shares, then outstanding, if any.

Other Rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class A Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Shares. The rights, preferences and privileges of holders of the Class A Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the Blue Owl Limited Partnership Agreements and the Exchange Agreement, holders of Common Units may exchange these units for Class A Shares or Class B Shares, depending on the holder, on a one-for-one basis or, at the election of an exchange committee of Blue Owl GP, for cash. When a Common Unit is exchanged, a corresponding Class C Share or Class D Share, depending on the holder, will automatically be transferred to us and cancelled.

Class B Shares

All Class B Shares are fully paid and non-assessable. There is no trading market for the Class B Shares.

Voting Rights. Prior to the Sunset Date (as defined below), holders of Class B Shares will be entitled to the B/D Voting Power (as defined below) for all matters submitted to a vote of stockholders. Holders of Class B Shares vote together with holders of Class A Shares, Class C Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law.

Dividend Rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Class B Shares are entitled to receive, ratably with other Participating Shares, such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B Shares will be entitled to share, ratably with the other Participating Shares, in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class B Shares, then outstanding, if any.

Other Rights. The holders of Class B Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class B Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the Blue Owl Limited Partnership Agreements and the Exchange Agreement, holders of Common Units may exchange these units for Class A or Class B Shares, depending on the holder, on a one-for-one basis or, at the election of an exchange committee of Blue Owl GP, for cash. When a Common Unit is exchanged, a corresponding Class C Share or Class D Share, depending on the holder, will automatically be transferred to us and cancelled.

Issuance and Conversion of Class B Shares. There will be no further issuances of Class B Shares except in connection with (i) a stock split, stock dividend, reclassification or similar transaction or (ii) an exchange of Common Units by a holder of Class D Shares (as contemplated by the preceding paragraph).

Class C Shares

All Class C Shares are fully paid and non-assessable. There is no trading market for the Class C Shares.

Voting Rights. Holders of our Class C Shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class C Shares vote together with holders of Class A Shares, Class B Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class C Shares is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.

Dividend Rights. Holders of the Class C Shares are not entitled to dividends in respect of their Class C Shares.

Rights upon Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class C Shares will be entitled to receive out of our remaining assets available for distribution only the par value of the Class C Shares held by them, pro rata with distributions to the other Participating Shares. Notwithstanding this right, upon liquidation, dissolution or winding up, given the de minimis value to which holders of such shares are entitled, we refer to them as “vote-only” shares.

Other Rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class C Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class C Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance and Transfer. Further issuances of Class C Shares are expected to be made in connection with (i) stock splits, stock dividends, reclassifications or similar transactions, (ii) issuances of Common Units and (iii) Oak Street Triggering Events occurring with respect to Oak Street Earnout Units. When a Common Unit is exchanged pursuant to the Exchange Agreement, a corresponding Class C Share or Class D Share, as applicable, will automatically be transferred to us and cancelled. Class C Shares are not transferable unless a corresponding number of Common Units are simultaneously transferred to the same person.

Class D Shares

All Class D Shares are fully paid and non-assessable. There is no trading market for the Class D Shares.

Voting Rights. Prior to the Sunset Date (as defined below), holders of Class D Shares will be entitled to the B/D Voting Power (as defined below) for all matters submitted to a vote of stockholders. Holders of Class D Shares vote together with holders of Class A Shares, Class B Shares and Class C Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law.

Dividend Rights. Holders of the Class D Shares are not entitled to dividends in respect of their Class D Shares.

Rights upon Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class D Shares will be entitled to receive out of our remaining assets available for distribution only the par value of the Class D Shares held by them, pro rata with distributions to the other Participating Shares. Notwithstanding this right, upon liquidation, dissolution or winding up, given the de minimis value to which holders of such shares are entitled, we refer to them as “vote-only” shares.

Other Rights. The holders of Class D Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class D Shares will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance, Conversion and Transfer. There will be no further issuances of Class D Shares except in connection with a stock split, stock dividend, reclassification or similar transaction. Class D Shares are not transferable unless a corresponding number of Common Units are simultaneously transferred to the same person.

Preferred Stock

Our certificate of incorporation authorizes the Board to establish one or more series of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.

The authority of the Board to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Shares. At present, we have no plans to issue any preferred stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A Shares remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of Class A Shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and our certificate of incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Super Voting Stock. The shares of common stock vote together on all matters on which stockholders are entitled to vote, except as set forth in our certificate of incorporation or required by applicable law. However, the Class B Shares and Class D Shares will collectively have 80% of the voting power of all shares of capital stock of Blue Owl (including shares issued in the future) (such voting power, the “B/D Voting Power”) until such time as the Principals and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the closing of the Business Combination (the “Sunset Date”), with the foregoing determination taking into account certain considerations more fully described in our certificate of incorporation. Upon certain transfers to third parties or certain disqualifying events (namely, removal from Blue Owl’s Executive Committee for cause, competition in violation of a restrictive covenant or death), the Class B Shares or Class D Shares will convert into Class A Shares or Class C Shares, respectively, but the remaining Class B Shares and Class D Shares will retain an aggregate of 80% of the voting power until the Sunset Date. On the Sunset Date, each Class D Share will automatically be converted into one Class C Share, and each Class B Share will automatically be converted into one Class A Share. Consequently, the holders of our Class B Shares and Class D Shares (which are, directly and indirectly, the Principals), have greater influence over decisions to be made by our stockholders, including the election of directors.

Action by Written Consent; Special Meetings of Stockholders. The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation permits stockholder action by written consent so long as any Class B Shares or Class D Shares are outstanding (and inherently would represent at least a majority of the voting power of our outstanding common stock), and precludes stockholder action by written consent if and when there ceases to be any Class B Shares or Class D Shares outstanding. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by the Board, the chairman of the Board of the chief executive officer, and only proposals included in our notice may be considered at such special meetings.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Directors may be removed, but only for cause (and subject to the Investor Rights Agreement), upon the affirmative vote of holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our certificate of incorporation, the Board is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of the Board, and the prospect of that delay might deter a potential offeror.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the NYSE. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “Description of Securities—Preferred Stock” and “Description of Securities—Authorized but Unissued Capital Stock” above.

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti- takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

We elected in our certificate of incorporation not to be subject to Section 203.

Other Limitations on Stockholder Actions. Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

•	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and

•	any material interest of the stockholder in such business.

Our bylaws set out the timeliness requirements for delivery of notice.

In order to submit a nomination for the Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Certain provisions of the Blue Owl Limited Partnership Agreements could have the effect of deterring or facilitating a control transaction.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Approval of Certain Matters

As long as Neuberger holds at least (x) 10% of the fully-diluted Class A Shares (assuming an exchange of all Common Units immediately prior to the time of determination) and (y) 50% of such equity interests held by Neuberger as of May 19, 2021, Neuberger’s approval is required for the following (subject to agreed-upon carve-outs and exceptions):

•	amendment of organizational documents that are disproportionately adverse to Neuberger, as an equityholder;

•	creation of new employee equity incentive plans or amendments to existing employee equity incentive plans, including by expansion of pool sizes;

•	dividends and stock repurchases beyond an approved policy or on a non-pro rata basis;

•

acquisitions/investments in excess of $2 billion and 20% of the total value of Blue Owl’s outstanding Class A Shares (subject to certain walls, conflicts of interest and confidentiality requirements) (assuming an exchange of all Common Units immediately prior to the time of determination);

•	amendments to make less restrictive the restrictive covenant arrangements of any Key Individual;

•	material related-party agreements or transactions between Blue Owl and the former Owl Rock or Dyal Principals (or amendments thereto);

•	entering into a new business line that subjects Neuberger to a new regulatory regime;

•

for three years after May 19, 2021, the merger or sale of all or a majority of Blue Owl’s common stock or Common Units or assets at a valuation below $13.50 per Class A Share and Class B Share (assuming an exchange of all Common Units immediately prior to the time of determination); and

•

for five years after May 19, 2021, for any issuance of equity securities that are dilutive to Blue Owl or its subsidiaries to any Key Individual under any employee equity incentive plan, other than as part of a broad-based compensation program generally applicable to employees of Blue Owl or its subsidiaries (and subject to certain further limitations under such broad-based program).

As long as Neuberger holds at least (x) 5% of the fully-diluted Class A Shares (assuming an exchange of all Common Units immediately prior to the time of determination) and (y) 25% of such equity interests held by Neuberger as of May 19, 2021, Neuberger’s approval is required for the following (subject to agreed-upon carve-outs and exceptions):

•	annual aggregate cash compensation for the Key Individuals that exceeds 4% of the management fee revenue of Blue Owl and its subsidiaries; and

•

Blue Owl Carry’s aggregate share of carried interest in any private equity-style fund sponsored by Blue Owl or its subsidiaries to be less than 15% of the total carried interest in such fund (in each case net of certain investor and other third-party arrangements).

Exclusive Forum

Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, our certificate of incorporation (as it may be amended or restated) or our bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XIII of our certificate of incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in our certificate of incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers and other employees.

Stockholder Registration Rights

The Investor Rights Agreement provides the former Owl Rock Equityholders and the former Dyal Equityholders with certain registration rights whereby, at any time, subject to certain lockup restrictions and the other terms and conditions of the Investor Rights Agreement, they have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the Investor Rights Agreement). The Investor Rights Agreement also provides for piggyback registration rights for certain other parties thereto, subject to certain conditions and exceptions.

In connection with the Merger Agreement, the Company, including Marc Zahr and OSREC Feeder entered into the Oak Street Registration Rights Agreement, which provides each of the holder parties, including Mr. Zahr and OSREC Feeder, with certain registration rights. Irish Oak entered into a Joinder to the Oak Street Registration Rights Agreement pursuant to which Irish Oak agreed to become a party to the Oak Street Registration Rights Agreement, and to be bound by and subject to the terms and conditions of the Oak Street Registration Rights Agreement. The Oak Street Registration Rights Agreement requires the Company to use its reasonable best efforts to file a resale shelf registration statement within one year of the Effective Date (as defined under Oak Street Registration Rights Agreement) registering each Holder’s (as defined under Oak Street Registration Rights Agreement) resale of the shares of the Company’s common stock and provides each Holder with certain customary piggyback registration rights with respect to such shares of common stock, subject to the limitations set forth therein. Pursuant to the terms of the Oak Street Investor Rights Agreement, the shares of common stock and Common Units issued to OSREC Feeder pursuant to the Merger Agreement are subject to a lock-up period restricting the transfer or disposition of such shares of common stock and Common Units until December 29, 2024. Irish Oak is also subject to a lock-up period restricting the transfer or disposition of such shares of common stock and Common Units until December 29, 2024 pursuant to a separate written agreement with the Company.

In addition, each of the Selling Holders entered into an Earnout Restrictions Agreement, dated as of December 29, 2021 (collectively, the “Earnout Restrictions Agreements”), pursuant to which the Oak Street Earnout Units issued to each of the Selling Holders are subject to a lock-up period restricting the transfer or disposition of the applicable Oak Street Earnout Units until two years after the vesting of such Oak Street Earnout Units in connection with the corresponding Oak Street Triggering Event.

Warrants

In connection with the Business Combination, we issued warrants to purchase Class A Shares at a price of $11.50 per share. A portion of the outstanding warrants are held by Altimar Sponsor (the “Private Placement Warrants”) and the remaining warrants were held by other third-party investors (the “Public Warrants”). The Private Placement Warrants will expire five years from the Business Combination Date. In August 2022, we redeemed all outstanding Public Warrants in accordance with their terms. The terms of the Private Placement Warrants are described below.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in Altimar’s IPO. The Private Placement Warrants (including the Class A Shares issuable upon exercise of the Private Placement Warrants) are not redeemable by us so long as they are held by Altimar Sponsor or its permitted transferees. Altimar Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than Altimar Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios, as described below, and exercisable by the holders on the same basis as the warrants included in the units sold in connection with Altimar’s IPO. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then-outstanding Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) Altimar Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported last sale price of the Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

We have adopted policies that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the Class A Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders are significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

We will not be obligated to issue any Class A Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless the registration statement under the Securities Act with respect to the Class A Shares underlying the warrants is then effective and a prospectus relating thereto is current or a valid exemption from registration is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the warrants and the Class A Shares issuable upon exercise of the warrants. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those warrants and underlying shares of Class A Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of Class A Shares are not listed on a national securities exchange at the time of any exercise of a warrant such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If we have failed to maintain an effective registration statement covering the Class A Shares issuable upon exercise of the warrants, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of warrants when the price per Class A Share equals or exceeds $18.00.

We may redeem the outstanding warrants (except as described herein):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ —Warrants—Private Placement Warrants-Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period. We may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is a significant premium to the warrant exercise price at the time of the call. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise such holder’s warrants prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ —Warrants—Private Placement Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A Share equals or exceeds $10.00.

We may redeem the outstanding warrants (except as described herein):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Shares except as otherwise described below; and

•

if, and only if, the last sale price of our Class A Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ —Warrants—Private Placement—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A Shares shall include a security other than Class A Shares into which the Class A Shares have been converted or exchanged for in the event of a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving company. The numbers in the table below will not be adjusted when determining the number of Class A Shares to be issued upon exercise of the warrants if we are not the surviving entity following any such transaction.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “ —Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares issuable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares issuable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “ —Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “ —Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Shares
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Shares than they would have received if they had chosen to wait to exercise their warrants if and when our Class A Shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Shares to be issued to the holder.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the total number of Class A Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding Class A Shares is increased by a capitalization or share dividend payable in Class A Shares, or stock split or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A Shares. A rights offering made to all or substantially all holders of Class A Shares entitling holders to purchase Class A Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Shares equal to the product of (i) the number of Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Shares) and (ii) one minus the quotient of (x) the price per Class A Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Shares, in determining the price payable for Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Class A Shares on account of such Class A Shares, other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A Shares, or (d) in connection with the distribution of the Company’s assets upon its liquidation, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Share in respect of such event.

If the number of outstanding Class A Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Shares.

Whenever the number of Class A Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Shares (other than those described above or that solely affects the par value of such Class A Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company if provided for in the Company’s organizational documents) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A Shares in such a transaction is payable in the form of Class A Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement with the Warrant Agent. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of: (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the proxy statement/prospectus, or defective provision (ii) amending the provisions relating to cash dividends on Class A Shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

The warrant holders do not have the rights or privileges of holders of Class A Shares or any voting rights until they exercise their warrants and receive Class A Shares. After the issuance of Class A Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for the Blue Owl common stock and the Warrant Agent for the warrants is Computershare Trust Company, N.A. and Computershare, Inc.

Listing

Our Class A Shares are listed on the NYSE under the symbols “OWL.”

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the common stock of Blue Owl offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The audited consolidated and combined financial statements of the Company as of December 31, 2021 and 2020, and for each of years in the three-year period ended December 31, 2021, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act that is incorporated by reference into the registration statement, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.blueowl.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

52,148,660 Class A Shares

PROSPECTUS

January 4, 2023

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.